Exhibit 99.4

Optimer Pharmaceuticals Appoints Pedro Lichtinger as President and CEO to Succeed Michael N. Chang, Ph.D., Who Will Serve as Chairman of the Board

SAN DIEGO — May 6, 2010 - Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today announced that Pedro Lichtinger has been appointed President and Chief Executive Officer of the Company as well as to the Board of Directors.  Pedro Lichtinger joins Optimer with more than 30 years of global business experience in the pharmaceutical and animal health industries.    Michael N. Chang, Ph.D., co-founder of Optimer, who has led the Company as President and Chief Executive Officer since inception, will serve as Chairman of the Board of Directors and as a consultant.

“Pedro Lichtinger is an exceptional fit for the role of President and CEO of Optimer Pharmaceuticals.  Pedro’s successful track record in the global pharmaceutical industry will benefit us as we focus on the commercialization of our lead drug candidate, fidaxomicin, “ said Michael N. Chang, Ph.D.  “His experience leading research and development and commercial operations will be invaluable.  I look forward to my new role as Chairman of the Board of Optimer and working with Pedro on matters of strategic importance to the Company.”

Pedro Lichtinger previously served as an executive of Pfizer, Inc. from 1995 to 2009, most recently as President of Pfizer’s Global Primary Care Business Unit, where he oversaw operations in North America, Europe, Korea, and Australia with revenues of $23 billion, 15,000 employees, and more than 60 development projects.  Prior to this position, he served as Pfizer’s Area President in Europe overseeing all pharmaceutical products including primary care, oncology, specialty and generic.  Prior to this position he served as Pfizer’s President of Global Animal Health Business, and Regional President Europe Animal Health.  Before joining Pfizer, he was an executive of Smith Kline Beecham, last serving as Senior Vice President Europe Animal Health.  Mr. Lichtinger holds an MBA degree from the Wharton School of Business and an Industrial Engineering degree from the National University of Mexico. Mr. Lichtinger currently serves on the board of directors of BioTime, Inc., a publicly-traded biotechnology company focused on blood plasma volume expanders and regenerative medicine.

“Optimer has two late stage product candidates including an exciting opportunity with fidaxomicin to address the significant unmet medical need in Clostridium difficile infection,” said Mr. Lichtinger.  “I look forward to working with Michael in his new role as Chairman and with the Optimer team to lead the Company to the next phase of growth.”

The Company also announced that on May 5, 2010 Alain B. Schreiber, M.D., a Managing Partner at ProQuest Investments, stepped down from his position as a director of the Company.  Dr. Schreiber had served on the Company’s Board since 2001, advising Optimer as a private company and then working with Optimer in its transition to a public company. Dr. Schreiber will continue to follow his pursuits in venture capital, serving on the boards of many privately held companies.  Dr. Schreiber’s departure is not related to relations with the Company’s Board members or with the Company.

“We would like to express our gratitude to Alain for his years of dedicated service to the Company.  His board experience and leadership have been invaluable as the Company has grown from a private company and transitioned to a public company,” said Michael N. Chang, Ph.D.  “We wish him great success in his future endeavors.”

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infectives to treat serious infections and address unmet medical needs. Optimer has two late-stage anti-infective product candidates under development. Fidaxomicin is a narrow spectrum antibiotic being developed for the treatment of Clostridium difficile infection. Optmer has reported positive top-line results from two Phase 3 trials of fidaxomicin.  Pruvel™ is a prodrug in the fluoroquinolone class of antibiotics being developed as a treatment for infectious diarrhea.  Optimer has also successfully completed two Phase 3 trials with Pruvel.  Additional information can be found at http://www.optimerpharma.com.

Forward Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the anticipated development or commercialization of Optimer’s product candidates and the future roles and contributions of Pedro Lichtinger and Michael N. Chang at Optimer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of its product research and development programs, the timing and status of its preclinical and clinical development of potential drugs, the timing and status of regulatory filings, receipt of regulatory approvals and commercialization efforts and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

Christina Donaghy, Corporate Communications Manager

John D. Prunty, Chief Financial Officer & VP Finance

858-909-0736

Canale Communications, Inc.

Jason I. Spark, Senior Vice President

619-849-6005